Exhibit 10.49

MERCURY GENERAL CORPORATION
LONG-TERM INCENTIVE PLAN

ARTICLE 1.

PURPOSE
The purpose of the Mercury General Corporation Long-Term Incentive Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Mercury General Corporation (the “Company”) by providing Employees with an incentive for outstanding performance to generate superior returns to the Company's stockholders.
ARTICLE 2.

GRANTING OF AWARDS
2.1     Participation. The Administrator may, from time to time, select from among all Employees, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Employee shall have any right to be granted an Award pursuant to the Plan. The Administrator shall determine the number of Awards that may be granted under the Plan, in the aggregate.
2.2     Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award.

2.3     At-Will Employment; Voluntary Participation. Nothing in the Plan or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement signed by both the Participant and the Chief Executive Officer and President of the Company (or his designee). Participation by each Participant in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Employee shall participate in the Plan.
ARTICLE 3.
PHANTOM STOCK UNITS
3.1     Grant of Phantom Stock Units. The Administrator is authorized to grant Awards of Phantom Stock Units to any Employee selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
3.2     Vesting of Phantom Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Phantom Stock Units shall become fully vested and nonforfeitable, the Payout Value, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Participant’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

3.3    Maturity and Payment. At the time of grant, the Administrator shall specify the payment date(s) applicable to each grant of Phantom Stock Units; provided that, except as otherwise determined by the Administrator and set forth in any applicable Award Agreement, the payment date relating to each Phantom Stock Unit shall not occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Phantom Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Phantom Stock Unit vests. On the payment date, the Company shall, subject to the terms and conditions of this Plan, pay to the Participant an amount in cash equal to the Payout Value for each Phantom Stock Unit scheduled to be paid out on such date. All Awards granted under the Plan shall be paid in cash.
3.4    Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by Applicable Law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan.
3.5    Transferability of Awards. No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.
3.6    Forfeiture and Claw-Back Provisions.
(a)    All compensation received by Participants, including pursuant to Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award) shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Company, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Policy”) adopted by the Company, and (b) any other clawback, recoupment, forfeiture or similar policies or provisions applicable to a Participant or required under Applicable Law (collectively, the “Recovery Arrangements”), notwithstanding any other agreement to the contrary.
(b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of a Participant’s intentional misconduct or gross negligence, with respect to any financial reporting requirement under the United States securities laws, then, if determined by the Administrator, the Participant will forfeit any Award or Payout Value and/or reimburse the Company for any Payout Value in respect of Awards under the Plan to such Participant based upon such erroneously stated financial information.
(c)     In addition, notwithstanding anything to the contrary in the Plan or in any Award Agreement, an Award may be terminated by the Administrator in the event of Participant’s misconduct or violation of Company policy prior to the payment of the Payout Value, if any, as determined in the sole discretion of the Administrator.
(d)     Notwithstanding anything to the contrary in the Plan or in any Award Agreement, the Administrator may, in its discretion, reduce or eliminate an Award otherwise payable to any Participant. Any such reduction or elimination may be made based on such objective or subjective determinations as the Administrator determines appropriate.
(e)    No reduction, cancellation, forfeiture and/or recoupment of compensation under any Recovery Arrangements or otherwise under this Section 3.6 will be an event that triggers or contributes to any right of a Participant to resign for “good reason” (or similar term) under the Plan or any Award Agreement or any other agreement with the Company or a Subsidiary or affiliate. By accepting an Award, each Participant will be deemed to have agreed that he or she is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and to have waived any rights to such indemnification under the Company’s organizational documents or otherwise. By accepting an Award, each Participant agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and this Section 3.6. The Administrator may condition a Participant’s receipt of an Award on such Participant’s execution of an acknowledgment pursuant to which such Participant will agree to be bound by the terms of, and comply with, the Recovery Arrangements and this Section 3.6.
3.7    Conditions to Payment. Notwithstanding anything herein to the contrary, if the Company is not permitted to make any payment of the Payout Value with respect to an Award or Awards because such payment to one or more Participants of the Payout Value (together with any other payouts pursuant to the Plan) (a) would be illegal, restricted or prohibited, (b) would violate or result in a default or event of default under, under any guarantee, financing or security agreement of the Company or any of its affiliates or any agreement or document entered into by the Company or any of its affiliates and in effect on such date, (c) would violate any law, statute, rule, regulation, order, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its affiliates or any of its or their property (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), or (d) would require the consent of the shareholders of the Company, the Administrator shall notify the Participants in writing of such limitation and the future payment, if any, of such prohibited payments shall be in the sole discretion of the Administrator. This Section 3.7 shall not apply following a Change in Control.

ARTICLE 4.
ADMINISTRATION
4.1    Administrator. The Compensation Committee shall administer the Plan. To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees of the Board or one or more officers of the Company; provided, however, that the Compensation Committee shall administer the Plan with respect to Awards to the executive officers of the Company. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.
4.2    Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, and any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

ARTICLE 5.

MISCELLANEOUS PROVISIONS
5.1    Amendment, Suspension or Termination of the Plan and Awards.
(a)    The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. No Participant shall have any vested right to receive any payment until actual delivery of such compensation.
(b)    The Administrator may also modify or terminate any outstanding Award, including by substituting another Award of the same or a different type or changing the settlement date.

5.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the number of outstanding Awards; and (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto).
(b)    In the event of any transaction or event described in Section 5.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, including, without limitation, a Change in Control, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)    To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights or (B) the replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon realization of the Participant’s rights had such Award been currently payable or fully vested;
(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number of units;
(iii)    To make adjustments in the number of units subject to outstanding Awards, and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)    To provide that such Award shall be payable in full or fully vested, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
(v)    To provide that the Award cannot vest or become payable after such event.
(c)     In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 5.2(a) and 5.2(b), the number and type of securities subject to each outstanding Award shall be equitably adjusted by the Administrator. The adjustments provided under this Section 5.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company; provided that whether an adjustment is equitable shall be determined in the sole discretion of the Administrator.
5.3    No Stockholder Rights. Awards granted under this Plan do not confer upon a Participant any rights as a stockholder or any rights to receive any securities of the Company by virtue of the Plan or any Award Agreement. Awards represent only a potential payment in cash that may become payable on the terms and conditions set forth in this Plan and any Award Agreement and shall not represent actual units or other equity interests in the Company or a security interest in any of the assets held by the Company.

5.4    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
5.5    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.
5.6    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
5.7    Governing Law. The Plan and any Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.
5.8    Section 409A. This Plan and all Awards hereunder shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”). The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. The Plan and the Awards granted hereunder will be interpreted in accordance with the foregoing intent. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Award Agreement shall be treated as a separate and distinct payment. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and thereby avoid the application of any penalty taxes under such Section.
5.9    No Rights to Awards. No Employee or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Employees, Participants or any other persons uniformly. Participation in the Plan at any given time does not guarantee ongoing participation.
5.10    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of an unsecured general creditor of the Company or any Subsidiary. Nothing contained in the Plan and no action taken pursuant to the provisions of any related agreements shall create or be construed to create a trust of any kind. No property which may be acquired or invested by the Company in connection with this Plan shall be deemed to be security for the obligations to participants hereunder, but shall be, and continue for all purposes to be, a part of the general funds of the Company.
5.11    Successors and Assigns. The Company may assign any of its rights under the Plan or any Award Agreement to one or more affiliates, and the Plan and such Award Agreements shall inure to the benefit of the successors and assigns of the Company. Subject to the foregoing, the terms and provisions of the Plan and any Award Agreements shall be binding upon any successor to the Company (including without limitation, any acquiror), and such successor shall accordingly be liable for the payment of the amounts which become due and payable hereunder with respect to the Participants. For all purposes hereunder, references to the Company shall be deemed to include any successor thereto. Subject to the restrictions on transfer herein set forth, the Plan and any Award Agreement shall be binding upon a Participant and his or her heirs, executors, administrators, successors and assigns.

ARTICLE 6.

DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
6.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 4. With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 4.1, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee has revoked such delegation or the Board has terminated the assumption of such duties.
6.2    “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, federal or state securities laws and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
6.3    “Award” shall mean a Phantom Stock Unit award granted under the Plan.
6.4    “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
6.5    “Board” shall mean the Board of Directors of the Company.
6.6    “Change in Control” shall mean and includes each of the following:
(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.6(b)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
    Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a) or (b) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
    The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
6.7    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
6.8    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee, appointed as provided in Section 4.1.
6.9    “Common Stock” shall mean the common stock of the Company.
6.10    “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or of any Subsidiary.
6.11    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock.
6.12    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
6.13    “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, its Fair Market Value shall be established by the Administrator in good faith.
6.14    “Participant” shall mean a person who has been granted an Award pursuant to the Plan.
6.15    “Payout Value” of a Phantom Stock Unit means, unless otherwise determined by the Administrator, the Fair Market Value per share of the Common Stock on the applicable determination date. The Payout Value shall be determined by the Administrator in good faith on such basis as it deems appropriate consistent with this Plan and any Award Agreement.
6.16    “Phantom Stock Unit” shall mean an unfunded, unsecured right to receive, on the applicable payment date, an amount in cash determined by the Administrator awarded to a Participant under Article 3 subject to certain vesting conditions and other restrictions.
6.17    “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the performance goals for such Award. The Performance Criteria that may be used to establish performance goals may include, but are not limited to: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) return on investments; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) expenses; (xvi) working capital; (xvii) earnings per Share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; (xxiii) comparisons with various stock market indices; (xxiv) capital raised in financing transactions or other financing milestones; (xxv) stockholders’ equity; (xxvi) market recognition (including but not limited to awards and analyst ratings); (xxvii) financial ratios, including combined ratio; (xxviii) implementation, completion or attainment of objectively determinable objectives relating to commercial or strategic milestones or developments; (xxix) underwriting income; (xxx) underwriting results; or (xxi) premiums earned; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals.
6.18    “Shares” shall mean shares of Common Stock.
6.19    “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
6.20    “Termination of Service” shall mean the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, layoff, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously re-commences or remains in employment or service with the Company or any Subsidiary.

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